Exhibit 99.1
PICO HOLDINGS, INC.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
CHARTER
Purpose
     The Corporate Governance and Nominating Committee (the “Committee”) of PICO Holdings, Inc. will meet at least one (1) time per year, in advance of the Company’s Annual Meeting of Shareholders. The Committee shall review and update as appropriate the Committee’s Charter at least annually. The purpose of the Committee will be to: (a) identify, review, evaluate, and select candidates to be nominated for election to the Company’s Board of Directors (the “Board”); (b) oversee the corporate governance practices of the Company; and (c) oversee the evaluation of the Board and management. If the Committee is not comprised entirely of Directors who meet the independence criteria of the rules of the Nasdaq Global Market in effect from time to time (the “Independence Criteria”), the Committee’s recommended candidates to be nominated for election to the Board must be approved by a majority of the Company’s Directors who meet the Independence Criteria.
Duties and Responsibilities
     Board Candidates and Nominees
     The Committee does not believe the identification, review, evaluation, and selection of candidates can be reduced to a precise formula and involves a degree of subjectivity. However, in identifying, reviewing, evaluating and selecting candidates, the Committee will consider the following factors:
(a) Business experience
(b) Academic credentials
(c) Inter-personal skills
(d) Ability to understand the Company’s business
(e) Understanding of the responsibilities of being a director of a publicly held company
(f) Corporate experience
(g) Experience as a director on other boards of directors
(h) Potential for contributing to the Company’s success

     The Committee will consider candidates recommended by shareholders. Such nominations from shareholders must be submitted in writing to the Company’s Secretary in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. The Secretary shall immediately send such material to the Committee’s Chairman. Such candidates nominated by shareholders shall be evaluated by the Committee using the same standards as for a Committee-nominated candidate.
     The Committee has sole authority to retain and terminate a search firm used to identify Director candidates, including sole authority to approve the search firm’s fees and terms of retention.
     Committee Selection
     The Committee shall identify Board members qualified to fill vacancies on any committee of the Board (including the Committee), and recommend that the Board appoint the identified member or members to the respective committee
     Evaluation
     The Committee shall conduct an annual evaluation of its performance.
     The Committee shall establish procedures for the Committee to exercise oversight of the evaluation of the Board and management and shall undertake and review with the Board an annual performance evaluation of the Board to determine whether it and its committees are functioning effectively.
     Corporate Governance
     The Committee shall maintain an orientation program for new directors and continuing education programs for directors.
     The Committee shall oversee the system of corporate governance of the Company and implement appropriate corporate governance practices.
     The Committee shall monitor compliance with the code of business conduct and ethics, including reviewing the adequacy and effectiveness of the Company’s procedures to ensure proper compliance.

     Risk Assessment and Risk Management
     The Committee shall discuss policies with respect to risk assessment and risk management periodically with management, and oversee the Company’s plans or processes to monitor, control and minimize such risks and exposures.